As filed with the Securities and Exchange Commission on December 14, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NU SKIN ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	—	87-0565309
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)

75 West Center Street

Provo, UT 84601

(Address of Principal Executive Offices and Zip Code)

Nu Skin Enterprises, Inc. Deferred Compensation Plan

(Full title of the plan)

M. Truman Hunt

President and Chief Executive Officer

NU SKIN ENTERPRISES, INC.

75 West Center Street

Provo, Utah 84601

(801) 345-6000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Nolan S. Taylor, Esq. Dorsey & Whitney LLP 170 South Main Street, Suite 900 Salt Lake City, Utah 84101 (801) 933-7360	—	D. Matthew Dorny Vice President, Secretary and General Counsel Nu Skin Enterprises, Inc. 75 West Center Street Provo, UT 84601 (801) 345-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$10,000,000	100%	$10,000,000	$1,070.00

(1)	The Deferred Compensation Obligations are unsecured obligations of Nu Skin Enterprises, Inc. to pay deferred compensation in the future in accordance with the terms of the Nu Skin Enterprises, Inc. Deferred Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Nu Skin Enterprises, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

(c)	the Company’s Current Reports on Form 8-K filed on February 8, 2005 (this Current Report on Form 8-K is deemed incorporated by reference only in relation to Item 1.01, Item 2.03 and the exhibit in Item 9.01 that relates to Item 1.01 and Item 2.03, which were deemed to be filed and not in relation to Item 2.02 and the exhibit in Item 9.01 that relates to Item 2.02, which were deemed to be furnished), as amended on March 10, 2005; February 9, 2005; March 31, 2005; May 12, 2005; June 29, 2005; September 28, 2005; and the Form 8-K/A filed on December 1, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Under the Nu Skin Enterprises, Inc. Deferred Compensation Plan (the “Plan”), the Company will provide a select group of management, highly compensated employees, and directors (the “Participants”) of the Company (and certain affiliates) with the opportunity to defer a portion of their compensation. In connection with the Plan, the Company has created a grantor trust, commonly known as a “Rabbi Trust.” The assets of the Rabbi Trust will be used to pay benefits. The assets of the Rabbi Trust are subject to the claims of general creditors of the Company. As a result, the obligations (the “Obligations”) of the Company under the Plan will be general unsecured obligations of the Company to pay deferred compensation in the future to the Participants in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Obligations will be denominated and payable in United States dollars.

Each Participant may elect to defer, pursuant to the terms of the Plan, a portion of his or her base salary and bonus that otherwise would be payable in a calendar year. A Participant’s compensation deferrals are credited to the Participant’s deferral account (“Deferral Account”) maintained pursuant to the Plan. The Company may also elect to contribute money to a Participant’s company contribution account (“Company Contribution Account”). Amounts included in a Participant’s Deferral Account are fully vested at all times. Amounts included in a Participant’s Company Contribution Account become fully vested upon the earliest to occur of the following events: (1) Participant attains 60 years of age, (2) Participant has been employed by the Company for a period of twenty years, or (3) Participant’s death or disability as defined in the Plan.

Investment returns on the Obligations are based on one or more investment funds selected by a Participant from among those provided under the Plan, and such selected investment funds may vary from time to time. However, the Plan administrator will not be bound by such selection. Each participant’s Deferral Account and Company Contribution Account will be adjusted to reflect the positive or negative investment result of the selected investment option.

With certain exceptions, Obligations will be paid or commence to be paid after the earlier of (1) a fixed payment date, as elected by the Participant if the Participant is still employed; or (2) the Participant’s death, disability or separation from service with the Company. Participants may generally elect that payments be made in a lump sum or installments in the year specified by the Participant, if still employed, or upon their separation from service, although the Company may mandate payment in the form of a lump sum in certain circumstances. In addition, in the event of an unforeseeable financial emergency, a Participant may make a written request to the Plan administrator for a hardship withdrawal from his or her Deferral Account and Company Contribution Account.

The Plan may be modified, altered or amended at any time, provided that such modification, alteration or amendment will not reduce any Participant’s interest in the Plan. The Plan may be terminated at any time, provided that the termination of the Plan will not adversely affect any Participant or beneficiary of a Participant who has become entitled to the payment of

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any benefits under the Plan as of the date of termination; provided, however, that to the extent permissible under Internal Revenue Code Section 409A and related regulations and guidance, if the Plan is terminated with respect to all Participants, the Company will have the right to immediately pay all benefits in a lump sum following such termination.

No benefit which will be payable under the Plan to any person will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

The Obligations are not convertible into any other security of the Company. Each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

Item 5. Interests of Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. The registrant’s certificate of incorporation and bylaws provide for the indemnification of the registrant’s officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The registrant believes that such indemnification is necessary to attract and retain qualified persons as directors and officers. The registrant has also entered into separate indemnification agreements with each of its directors and executive officers.

Liability Insurance

Section 145 of the Delaware General Corporation Law also permits a Delaware corporation to purchase and maintain insurance on behalf of its directors and officers. The registrant’s bylaws permit the registrant to purchase such insurance on behalf of its directors and officers.

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Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for improper payment of dividends or redemptions of shares; or (iv) for any transaction from which the director derives an improper personal benefit. The registrant’s certificate of incorporation provides for, to the fullest extent permitted by the Delaware General Corporation Law, elimination or limitation of liability of its directors to the registrant or its stockholders for breach of fiduciary duty as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included with the signatures in Part II of this registration statement

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a

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fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on December 14, 2005.

NU SKIN ENTERPRISES, INC.

By:	/s/ M. Truman Hunt
Name:	M. Truman Hunt
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints M. Truman Hunt, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Blake M. Roney Blake M. Roney	Chairman of the Board of Directors	December 14, 2005

/s/ M. Truman Hunt M. Truman Hunt	President and Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2005

/s/ Ritch N. Wood Ritch N. Wood	Chief Financial Officer (Principal Financial and Accounting Officer)	December 14, 2005

/s/ Sandra N. Tillotson Sandra N. Tillotson	Director	December 14, 2005

/s/ Daniel W. Campbell Daniel W. Campbell	Director	December 14, 2005

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Signature	Title	Date
/s/ E.J. “Jake” Garn E.J. “Jake” Garn	Director	December 14, 2005

/s/ Paula F. Hawkins Paula F. Hawkins	Director	December 14, 2005

/s/ Andrew D. Lipman Andrew D. Lipman	Director	December 14, 2005

/s/ Jose Ferreira, Jr. Jose Ferreira, Jr.	Director	December 14, 2005

/s/ D. Allen Andersen D. Allen Andersen	Director	December 14, 2005

/s/ Patricia Negrón Patricia Negrón	Director	December 14, 2005

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included with the signatures in Part II of this registration statement